Exhibit 8.2

OPINION OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

May 2, 2005

Mitsubishi Tokyo Financial Group, Inc.

4-1, Marunouchi 2-chome

Chiyado-ku, Tokyo 100-6326

Japan

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel for Mitsubishi Tokyo Financial Group, Inc., a Japanese corporation (“MTFG”), in connection with the proposed merger (the “Merger”) of UFJ Holdings, Inc., a Japanese corporation (“UFJ”), with and into MTFG pursuant to the Integration Agreement, dated as of February 18, 2005, and the Amendment to the Integration Agreement, dated as of April 20, 2005, among MTFG, The Bank of Tokyo-Mitsubishi Ltd., The Mitsubishi Trust and Banking Corporation, Mitsubishi Securities Co., Ltd., UFJ, UFJ Bank Limited, UFJ Trust Bank Limited and UFJ Tsubasa Securities Co., Ltd. and the Merger Agreement, dated as of April 20, 2005, between MTFG and UFJ.

In that connection, you have requested our opinion regarding certain United States federal income tax consequences of the Merger. In providing our opinion, we have reviewed the prospectus (the “Prospectus”) included in the Registration Statement on Form F-4, as filed by MTFG with the Securities and Exchange Commission on March 4, 2005 as amended on April 11, 2005 and the date hereof (the “Registration Statement”). In addition, we have assumed that (i) the Merger will be consummated as a merger of UFJ with and into MTFG and otherwise in accordance with the description of the transaction contained in the Prospectus, and (ii) the representations made to us by MTFG and UFJ in their respective letters to us each dated as of the date hereof and delivered to us for purposes of this opinion are true, correct and complete (such letters, the “Representation Letters”).

Based upon and subject to the foregoing, and subject to the qualifications set forth herein, we hereby confirm that the discussion set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations” is our opinion. Such discussion does not, however, purport to discuss all United States federal income tax consequences and is limited to those United States federal income tax consequences specifically discussed therein and subject to the qualifications set forth therein.

The opinion expressed in this letter is given as of the date of this letter, and is based upon current law, including the Code, the Treasury Regulations issued pursuant to the Code, applicable legislative history, relevant court decisions and administrative rulings and pronouncements, all as in effect on the date of this letter. We caution that current law can and might be changed by subsequent legislation, Treasury Regulations, Internal Revenue Service rulings, or judicial decisions, any of which may have retroactive effect. We express no opinion with respect to the possible effect of any retroactive application of any law that might be enacted after the date of this letter. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transaction. Finally, no ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the Merger, and this opinion is not binding upon the Internal Revenue Service or any court. Accordingly, there can be no assurance that the Internal Revenue Service will not contest the conclusion expressed in this opinion or that a court will not sustain such a contest.

In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

Furthermore, in rendering our opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by MTFG and UFJ, which we assume have been, and will continue to be, true.

We are furnishing this letter in our capacity as United States federal income tax counsel to MTFG. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below, and may not, without our prior written consent, be relied upon by any other person or entity. We assume no responsibility to advise you of any subsequent changes in existing laws or facts, nor do we assume any responsibility to update this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement. The issuance of such a consent does not concede that we are an “expert” for purposes of the U.S. Securities Act of 1933.

Very truly yours,

/S/    PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Paul, Weiss, Rifkind, Wharton & Garrison LLP

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